Exhibit 99.1

BioDelivery Sciences Provides Business Update

and Summary of Third Quarter Results of Operations

Positive outcome achieved from pivotal pharmacokinetic study for BEMA Buprenorphine/Naloxone

(BNX) for the treatment of opioid dependence; NDA filing in 2Q 2013

Phase 3 clinical program for BEMA Buprenorphine for the treatment of moderate to severe chronic pain initiated with partner Endo; first pivotal study results expected 4Q13

Voluntary announced removal of Suboxone tablets by Reckitt Benckiser could lead to significant upside potential for BNX

RALEIGH, N.C., November 8, 2012 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, with the U.S. Securities and Exchange Commission and, in connection therewith, is providing a review of the Company’s recent achievements and upcoming milestones.

“This has been a year of remarkable progress, having made key strides with our lead product candidates - BEMA Buprenorphine for the treatment of chronic pain and BNX for the treatment of opioid dependence,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “In conjunction with our partner, Endo Health Solutions, in July we initiated two pivotal Phase 3 trials of BEMA Buprenorphine for the treatment of moderate to severe chronic pain. As we have previously stated, we believe this is a product that has the opportunity to reach $500 million in projected peak annual sales in the U.S.”

“In September we announced positive data from our pivotal pharmacokinetic study of BNX for the maintenance treatment of opioid dependence,” continued Dr. Sirgo. “We expect this to lead to an NDA filing for BNX in the latter part of the second quarter of next year. Importantly, we have the opportunity to be the next branded buprenorphine/naloxone film to compete against Suboxone in the rapidly growing opioid dependence market, where Suboxone sales surpassed $1.5 billion in the last twelve months. In addition, we believe that with the announced withdrawal of Suboxone tablets from the marketplace, which would leave only Reckitt’s film product in the market, our BNX sales could expand beyond our current forecast of $300 million in projected peak annual U.S. sales. Finally, our partnering discussions continue around BNX as we also consider the option of commercializing this product ourselves.”

At September 30, 2012, BDSI had $31.3 million in cash compared to $10.8 million at December 31, 2011. For 2012 year-to-date, BDSI had positive cash flow of $19.7 million compared to negative cash flow in the same period in 2011 of $18.9 million. In October 2012, BDSI received a $2.5 million milestone payment from Meda as a result of the launch of BREAKYL in Europe.

Research and development costs in the third quarter 2012 totaled $12.5 million, compared to $6.2 million in the third quarter of 2011. The increase is due to additional research and development costs associated with the concomitant running of the BEMA Buprenorphine and BEMA Buprenorphine/Naloxone (BNX) Phase 3 trials.

Third Quarter 2012 and Recent Corporate Update

The following are key events that occurred at BDSI during the third quarter of 2012:

•

BEMA Buprenorphine - Chronic Pain. BDSI and Endo announced the initiation of the Phase 3 clinical program for BEMA Buprenorphine for the treatment of moderate to severe chronic pain. The Phase 3 program will consist of two efficacy studies, one in opioid naïve and one in opioid experienced subjects. Both studies are anticipated to be completed by late 2013 or early 2014. Both are double-blind, randomized, placebo-controlled, enriched-enrollment studies in patients with chronic lower back pain.

BDSI’s licensing agreement with Endo for BEMA Buprenorphine calls for milestone payments from Endo at completion of study enrollment and database lock for each trial, and subsequently, upon the acceptance of filing of the New Drug Application (NDA) by the FDA. These payments would, if achieved, total $30 million.

•

BNX - Opioid Dependence. BDSI announced a positive outcome of the Company’s pivotal pharmacokinetic study for BNX, which is being developed for the treatment of opioid dependence and utilizes the patented BioErodible MucoAdhesive (BEMA) technology to deliver buprenorphine combined with the opioid antagonist naloxone. The study, BNX-103, was designed to compare the relative bioavailability of buprenorphine and naloxone between BNX and the reference product, Suboxone.

In the upcoming months, BDSI will continue to evaluate its strategic options for the commercialization of BNX in the U.S. and rest of world, including internal approaches, partnership or a combination of these.

•

Opioid Dependence Market Developments. In September, Reckitt Benckiser, the manufacturer of Suboxone sublingual tablets and films, announced that it had notified the FDA that they will voluntarily discontinue the distribution of Suboxone tablets in the U.S. The decision was reportedly due to accumulating data demonstrating significantly lower rates of accidental pediatric exposure with Suboxone films compared with their tablet formulation due to the child-resistant, unit-dose packaging of the film versus a multi-dose bottle for the tablets. As for BNX and our FDA approved product ONSOLIS, child-resistant, unit-dose packaging has always been in place.

Assuming ultimate FDA approval, BNX is expected to compete in the opioid dependence market against Suboxone; therefore, the recent steps taken by Reckitt may significantly and favorably alter the dynamics of the market for BNX. Specifically, we believe this development will cause the market for Suboxone to convert entirely to the film formulation, likely substantially limiting the impact of potential future generic tablets, which are expected to possibly enter the market in the first half of 2013. Additionally, this action will likely assist in expanding healthcare professional and patient interest in film formulations, all of which potentially benefit BNX. Given the merits of the BEMA drug delivery technology, we believe BNX is particularly well positioned to garner significant market share from Suboxone film. Our original peak annual sales projection for BNX was near $300 million. However, based on the apparent removal of the Suboxone tablets, we now anticipate potential BNX peak sales could be in excess of $300 million. As the events relating to Suboxone unfold and are confirmed, we will be able to better quantify the upside potential this presents for BNX.

Additionally, Reckitt Benckiser issued a Citizens Petition to request that the FDA require all manufacturers of buprenorphine-containing products for the treatment of opioid dependence to implement public health safeguards including child-resistant, unit-dose packaging to reduce the risk of pediatric exposure. Should the Citizens Petition be upheld by FDA, the entry of generic Suboxone tablets could be further delayed beyond the first half of 2013, creating additional potential upside opportunity for BNX.

•

ONSOLIS/BREAKYL. BDSI announced the commercial launch of BREAKYL (fentanyl buccal film) in the European Union. BREAKYL is the brand name in the E.U. of BDSI’s FDA approved product ONSOLIS. BDSI’s commercial partner for BREAKYL in the E.U. is Meda. Under the terms of its E.U. agreement with Meda, BDSI received a final milestone payment in October 2012 of $2.5 million, which will be reflected in BDSI’s fourth quarter financials. BDSI will also receive a royalty on net sales of BREAKYL in the E.U.

In the U.S., as previously announced, the re-launch timing of ONSOLIS will be determined once we reach agreement with the FDA over our resolution of certain appearance or cosmetic issues noted by FDA with the product that required a reformulation effort by BDSI. Such reformulation work has been completed and these results were submitted in October along with a formal meeting request to FDA. In this meeting, which has been granted for mid-December, we plan to review this material with FDA and determine next steps.

Anticipated 2012/13 Milestones

BDSI is focusing its resources on achievement of the following key milestones:

•

Submission of BNX NDA for opioid dependence. Based on the positive outcome of its pivotal PK study, BDSI anticipates it will submit an NDA to the FDA for BNX during the latter part of the second quarter of 2013.

•

Recruitment of two Phase 3 studies for BEMA Buprenorphine. BDSI and Endo expect to continue recruitment in two Phase 3 efficacy studies for BEMA Buprenorphine for chronic pain, one in opioid experienced and one in opioid naïve patient groups. The opioid experienced trial is expected to be completed with data read out before the end of 2013 and the opioid naïve trial by early 2014.

•	BNX Commercialization Opportunities. BDSI will continue its exploration of commercialization opportunities for BNX, which include ongoing licensing discussions both in the U.S. and abroad.

•	Re-launch of ONSOLIS in the U.S. This will be dependent upon FDA’s review of the new data submitted to them recently on the reformulation and the outcome of the mid-December meeting with them.

•

Exploration of Potential New Products and Technologies. In addition to supporting its marketed product and advancing its lead products in development, BDSI is also, as in the past, exploring the application of its BEMA drug delivery technology to additional pharmaceuticals. Furthermore, BDSI has been investigating potential new products or technologies to complement and diversify its existing portfolio.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it is marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Health Solutions. BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI®  and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s 2012 and 2013 initiatives and potential milestones described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

Contacts:

Brian Korb	Al Medwar
Senior Vice President	Vice President, Marketing and Corporate Development
The Trout Group LLC	BioDelivery Sciences International, Inc.
(646) 378-2923	919-582-9050
bkorb@troutgroup.com	amedwar@bdsi.com